As filed with the Securities and Exchange Commission on August 7, 2020

Registration No. 333-229507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

New Fortress Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	83-1482060
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 W. 19th Street, 8th Floor
New York, NY 10011
(516) 268-7400
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Amended and Restated New Fortress Energy Inc.
2019 Omnibus Incentive Plan
(Full title of the plan)

Cameron D. MacDougall, Esq.
General Counsel and Secretary
New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, NY 10011
(516) 268-7400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐	Smaller Reporting Company ☐
Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-229507 (the “Registration Statement”) does not reflect any increase in the number of shares issuable pursuant to the Amended and Restated New Fortress Energy Inc. 2019 Omnibus Incentive Plan (the “Plan”). This Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by New Fortress Energy Inc., a Delaware corporation (“NFE Inc.” or the “Registrant”), as the successor registrant to New Fortress Energy LLC, a Delaware limited liability company (“NFE LLC”). Effective at 12:01 a.m. (Eastern Time) on August 7, 2020, NFE LLC converted from a Delaware limited liability company to a Delaware corporation (the “Conversion”). NFE Inc. expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, as of any time prior to the Conversion, references to the “Company,” “we,” “us,” “our” and similar terms mean NFE LLC and its consolidated subsidiaries and, as of any time after the Conversion, NFE Inc. and its consolidated subsidiaries.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by NFE LLC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by NFE Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The rights of holders of NFE Inc.’s Class A common stock are now governed by its Delaware Certificate of Incorporation, its Delaware Bylaws and the Delaware General Corporation Law, each of which is described in Amendment No. 1 to NFE Inc.’s Registration Statement on Form 8-A.

The Registration Statement shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed March 4, 2020;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, filed May 6, 2020, and June 30, 2020, filed August 4, 2020;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 13, 2020, January 16, 2020, June 9, 2020, June 12, 2020 and August 7, 2020;

(d)
The portions of the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2020 Annual Meeting of Shareholders, filed on April 28, 2020, which are incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 4, 2020; and

(e)
The description of the Class A common stock of NFE Inc. included in Amendment No. 1 to NFE Inc.’s Registration Statement on Form 8-A (File No. 001-38790), filed with the Commission pursuant to Section 12 of the Exchange Act, on August 7, 2020.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers as well as other employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person was made, is made or is threatened to be made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the Registrant's Certificate of Incorporation and Bylaws, in most circumstances the Registrant will indemnify the following persons (the “Indemnified Persons”), to the fullest extent authorized or permitted by applicable law: (a) any person who is or was a director or officer of the Registrant or its predecessor, (b) any person who is or was serving at the request of the Registrant or its predecessor as an officer, director, member, manager, partner, fiduciary or trustee of another person (including any subsidiary); provided, that a person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (c) is or was Fortress Equity Partners (A) LP and Fortress Investment Group LLC or their respective affiliates, (d) is or was NFE WE LLC and NFE RN LLC or their respective affiliates and (e) is or was any person the Board of Directors designates as an “Indemnified Person” for purposes of the Registrant’s Certificate of Incorporation or the Bylaws. In addition to rights to indemnification, the Registrant's Certificate of Incorporation also contains a provision eliminating personal liability of directors of the Registrant for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists as of the date of the Registrant’s Certificate of Incorporation or as it may be amended.

The Registrant has agreed to provide this indemnification on a case-by-case basis upon authorization from (x) in the case of an Indemnified Person who is a director or officer of the Registrant at the time of the determination, (i) a majority vote of the Registrant’s directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion or (iv) the Registrant’s stockholders, or (y) in the case of any other Indemnified Person, any person or persons having the authority to act on the matter on behalf of the Registrant. To the extent, however, that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection therewith, without the necessity of authorization in the specific case. The Registrant has also agreed to provide this indemnification for criminal proceedings. The Registrant may purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against such Indemnified Person, regardless of whether the Registrant would have the power or obligation to indemnify the person against such liabilities under the Registrant’s Certificate of Incorporation and Bylaws.

The Registrant has entered into indemnification agreements with its directors and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its directors and executive officers to the fullest extent permitted by law and advance its directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

The Registrant currently maintains an insurance policy on behalf of its directors and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as directors or officers.

The Plan provides that no member of the committee that administers the Plan, nor any officer or employee of the Registrant or any subsidiary of the Registrant acting on behalf of the committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the committee and each and any officer or employee of the Registrant and of any subsidiary of the Registrant acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Registrant in respect of any such action, omission, determination or interpretation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Certificate of Conversion to a Corporation of New Fortress Energy LLC (incorporated by reference to Exhibit 99.2 to New Fortress Energy LLC's Quarterly Report on Form 10-Q filed on August 4, 2020).

4.2	Certificate of Incorporation of New Fortress Energy Inc. (incorporated by reference to Exhibit 99.3 to New Fortress Energy LLC's Quarterly Report on Form 10-Q filed on August 4, 2020).

4.4	Bylaws of New Fortress Energy Inc. (incorporated by reference to Exhibit 99.4 to New Fortress Energy LLC's Quarterly Report on Form 10-Q filed on August 4, 2020).

4.5*	Amended and Restated New Fortress Energy Inc. 2019 Omnibus Incentive Plan.

4.6*	Form of Director Restricted Share Unit Award Agreement.

4.7*	Form of Employee Restricted Share Unit Award Agreement.

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities being registered.

23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 7, 2020.

NEW FORTRESS ENERGY INC.

By:	/s/ Wesley R. Edens
Name: Wesley R. Edens
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wesley R. Edens, Christopher S. Guinta and Yunyoung Shin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wesley R. Edens	Chief Executive Officer and Chairman	August 7, 2020
Wesley R. Edens	(Principal Executive Officer)

/s/ Christopher S. Guinta	Chief Financial Officer	August 7, 2020
Christopher S. Guinta	(Principal Financial Officer)

/s/ Yunyoung Shin	Chief Accounting Officer	August 7, 2020
Yunyoung Shin	(Principal Accounting Officer)

/s/ Randal A. Nardone	Director	August 7, 2020
Randal A. Nardone

/s/ C. William Griffin	Director	August 7, 2020
C. William Griffin

/s/ John J. Mack	Director	August 7, 2020
John J. Mack

/s/ Matthew Wilkinson	Director	August 7, 2020
Matthew Wilkinson

/s/ David J. Grain	Director	August 7, 2020
David J. Grain

/s/ Desmond Iain Catterall	Director	August 7, 2020
Desmond Iain Catterall

/s/ Katherine E. Wanner	Director	August 7, 2020
Katherine E. Wanner